EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
First Charter Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of First Charter Corporation, relating to the First Charter Corporation Retirement Savings Plan (the Plan), of our report dated June 24, 2003, with respect to the statements of net assets available for plan benefits as of December 31, 2002 and 2001, and the statement of changes in net assets available for plan benefits for the year ended December 31, 2002, and the related financial statement schedules, which report appears in the December 31, 2002 Annual Report on Form 11-K of the Plan.

/s/ KPMG LLP

Charlotte, North Carolina
June 27, 2003

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